UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On January 27, 2012, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2011 (the “Merger Agreement”), by and among Tekelec, a California corporation (the “Company”), Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Titan Private Acquisition Corp., a California corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving entity of the merger (the “Merger”). As a result of the Merger, the Company became an indirect, wholly-owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each share of the common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Merger, other than shares held by shareholders who properly exercise their dissenting shareholder rights under California law for such shares, was converted into the right to receive $11.00 in cash, without interest and less any applicable taxes required to be withheld. In addition, at the effective time of the Merger, each restricted stock unit covering shares of Company Common Stock outstanding immediately prior to the Merger was converted into the right to receive $11.00 in cash, without interest and less any applicable taxes required to be withheld. Options to acquire Company Common Stock and share appreciation rights covering shares of Company Common Stock outstanding immediately prior to the Merger also became fully vested and were cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of $11.00 over the exercise price per share of such options or the grant price of such share appreciation rights, without interest and less any applicable taxes required to be withheld.

The foregoing description of the Merger Agreement and transactions thereunder does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2011 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Merger, on January 27, 2012, the Company paid in full all then outstanding obligations under the Amended and Restated Credit Agreement, dated as of January 13, 2011, by and among the Company, Tekelec International, SPRL, the lenders who are or may become a party thereto, and Wells Fargo Bank, N.A., as administrative agent, swingline lender and issuing lender (the “Credit Agreement”). The Credit Agreement was terminated effective as of that date, and all commitments, security interests and guaranties in connection therewith were terminated and released.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introduction above is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 27, 2012, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) of the consummation of the Merger, effective January 27, 2012, and requested that trading in the Company Common Stock be suspended prior to the commencement of trading on January 30, 2012 and that the Company Common Stock be withdrawn from listing on Nasdaq as of the opening of business on such date. On January 27, 2012, at the Company’s request, Nasdaq filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Act of 1934, as amended, on Form 25 to delist and deregister the Company Common Stock. The Company expects that the Company Common Stock will be delisted from Nasdaq prior to the commencement of trading on January 30, 2012.

Item 3.03.	Material Modification to Rights of Security Holders.

At the effective time of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Merger was converted into the right to receive $11.00 in cash, without interest and less any applicable taxes required to be withheld, as further described above in the Introduction. The information set forth in the Introduction and Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth in the Introduction is incorporated herein by reference. On January 27, 2012, pursuant to the Merger Agreement, Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving entity of the Merger. As a result of the Merger, the Company became an indirect, wholly-owned subsidiary of Parent.

The total cash merger consideration paid was approximately $780 million, which amount was funded from a combination of equity financing, debt financing and cash of the Company.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2011 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, at the effective time of the Merger, each of Hubert de Pesquidoux, Ronald W. Buckly, Anthony Colaluca, Jr., Thomas J. Coleman, Jean-Yves Courtois, Carol G. Mills and Michael P. Ressner ceased serving as a member of the board of directors of the Company.

Item 8.01	Other Events

On January 27, 2012, the Company issued a press release announcing the completion of the Merger. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec

Dated: January 27, 2012	By:	/s/ Ronald J. de Lange
Ronald J. de Lange
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release